UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

POST PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Contact:	Janie Maddox Post Properties, Inc. (404) 846-5056

Glass, Lewis Recommends That Post Properties (NYSE: PPS) Shareholders
Vote AGAINST John Williams’ Bylaw Amendment Proposal

— Leading Independent Proxy Advisory Firm Questions
Williams’ Motives —

ATLANTA, May 19, 2004 — Post Properties, Inc. (NYSE: PPS), an Atlanta-based real estate investment trust, commented today on the recommendation by Glass, Lewis & Co. that shareholders of Post Properties should vote against John Williams’ Bylaw proposal at Post Properties’ annual meeting on May 27, 2004. Glass, Lewis is a widely-respected independent proxy advisory firm. The proposal would require an annual shareholder vote on director compensation.

Post Properties noted that in making its recommendation, Glass, Lewis raised a substantial question as to Mr. Williams’ motives. Glass, Lewis cited Mr. Williams’ proxy contest last year in which he unsuccessfully sought to take control of Post Properties after being replaced as Chairman of the Board by Bob Goddard. In its written report, Glass, Lewis stated:

“It is possible that Mr. Williams is motivated here more by a desire to embarrass the Board and Mr. Goddard than to improve the fate of shareholders. Indeed, on our Proxy Talk call, Mr. Williams admitted that he is a seller of the Company’s stock and does not intend to remain invested in the Company. Thus, his interests may diverge from those of the public shareholders.”

Glass, Lewis also concluded that while it found Mr. Goddard’s compensation to be high in relation to the Company’s overall director compensation pool, it found the Company’s overall director compensation to be reasonable and stated “we fail to understand why shareholders should be alarmed as long as the overall pay to the board is reasonable and the board is comfortable with the split among its members.”

Specifically, Glass, Lewis found Post Properties’ overall director compensation to be 18% below the average director compensation of the 12 REITs they track and less than half the average director compensation of 40 companies of similar size in their database.

Last week, Institutional Shareholder Services, another leading independent proxy voting advisory firm, also recommended that Post Properties shareholders vote against Mr. Williams’ Bylaw proposal.

Post Properties, founded more than 30 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors. Operating as a real estate investment trust (REIT), the Company focuses on developing and managing Post® branded resort-style garden apartments and high density urban apartments with a vision of being the first choice in quality multifamily living. Post Properties is headquartered in Atlanta, Georgia, and has operations in 10 markets across the country.

Nationwide, Post Properties owns approximately 27,683 apartment homes in 71 communities, including 666 apartment homes held in three unconsolidated joint ventures.

# # #

2